Exhibit 5.1

one tabor center

suite 1500

1200 seventeenth street

denver, co 80202

tel (303) 899-7300

fax (303) 899-7333

WWW.HHLAW.COM
December 23, 2005
Board of Directors
Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
     Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     We are acting as counsel to Canyon Resources Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by selling stockholders of up to 9,380,727 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which consists of: (i) 3,800,004 shares of common stock (the “Private Placement Shares”) of which (A) 3,300,004 shares of common stock were issued in connection with several Subscription Agreements, dated as of November 28, 2005 (the “December Subscription Agreements”), by and between the Company and the investors named therein, and (B) 500,000 shares of common stock were issued in connection with the Asset Purchase Agreement, dated September 16, 2005 (the “Asset Purchase Agreement”), by and between the Company and Minera Corner Bay S.A. de C.V.; and (ii) 5,580,723 shares of common stock (the “Warrant Shares”) of which (A) 2,475,007 shares of common stock are issuable upon exercise of certain warrants, dated as of December 1, 2005 (the “December Warrants”), to purchase common stock issued by the Company pursuant to the December Subscription Agreements, (B) 404,250 shares of common stock are issuable upon exercise of certain warrants, dated as of December 20, 2005 (the “Placement Agent Warrants”), issued by the Company pursuant to the placement agent engagement letter agreement, dated as of October 31, 2005 (the “Placement Agent Agreement”), by and between the Company and H.C. Wainwright & Co., Inc., (C) 2,651,466 shares of common stock are issuable upon exercise of certain warrants, dated as of March 15, 2005 (the “March Warrants”), issued by the Company pursuant to the several Subscription Agreements, dated between March 11, 2005 and March 14, 2005 (the “March Subscription Agreements”), by and between the Company and the investors named therein, (D) 50,000 shares of common stock are issuable upon exercise of certain warrants,
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Board of Directors
Canyon Resources Corporation
December 23, 2005

dated as of December 22, 2005 (the “Consulting Warrants”), issued by the Company pursuant to the Amendment to Consulting Agreement, dated as of December 22, 2005 (the “Amendment”), by and between the Company and EPOCH Financial Group, Inc.. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
     1. An executed copy of the Registration Statement.
     2. The Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on December 22, 2005 and by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     3. The Bylaws of the Company, as amended, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     4. Executed copies of the December Subscription Agreements.
     5. An executed copy of the Asset Purchase Agreement.
     6. Executed copies of the December Warrants.
     7. Executed copies of the Placement Agent Warrants.
     8. Executed copies of the March Warrants.
     9. Executed copy of the Consulting Warrants.
     10. Resolutions of the Board of Directors of the Company adopted (a) at a meeting held on December 14, 2005, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of (i) the Amendment, and (ii) the issuance of the Consulting Warrants and the Warrant Shares issuable thereunder and arrangements in connection therewith; (b) at a telephonic meeting held on November 22, 2005, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of (i) the December Subscription Agreements, (ii) the Placement Agent Agreement, (iii) the preparation and filing of the Registration Statement, and (iv) the offer, sale and issuance of certain Placement Shares, and the December Warrants and the Placement Agent Warrants and the Warrant Shares issuable thereunder, and arrangements in connection therewith; (c) by unanimous written consent as of September 12, 2005, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of (i) the Asset Purchase Agreement, and (ii) the issuance of certain Private Placement Shares, and

Board of Directors
Canyon Resources Corporation
December 23, 2005

arrangements in connection therewith; and (d) by unanimous written consent as of March 3, 2005, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of (i) the March Subscription Agreements, (ii) the preparation and filing of the Registration Statement, and (iv) the offer, sale and issuance of the March Warrants and the Warrant Shares issuable thereunder, and arrangements in connection therewith.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued upon exercise of the December Warrants, the Placement Agent Warrants, the March Warrants and the Consulting Warrants (collectively the “Warrants”) and upon payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.